UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):          March 24, 2009

HYDROGEN ENGINE CENTER, INC.
(Exact name of registrant as specified in its charter)

NEVADA	000-50542	82-0497807
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2502 East Poplar Street, Algona, Iowa 50511
(Address of principal executive offices)

Registrant's telephone number, including area code: (515) 295-3178

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

*Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01        Changes in Control of Registrant.

Effective March 17, 2009, Ted Hollinger, the Company’s founder, entered into an agreement with Steven C. Waldron, under which Mr. Hollinger granted Mr. Waldron the option to purchase all of his shares of Common Stock of the Company at a price of $0.02 per share.  Mr. Hollinger currently owns 15,661,037 shares, or 52.83% of the total number of shares of Common Stock outstanding.   Mr. Waldron has paid the amount of $15,000 to acquire the option.  If the option is not exercised, Mr. Hollinger will be obligated to transfer 750,000 shares of his stock to Mr. Waldron.  In the event Mr. Waldron exercises the option, he will pay Mr. Hollinger an additional $298,220.

Under the terms of the agreement, Mr. Waldron has the right to conduct due diligence on the Company over a period of 45 days before determining whether to exercise his option.  If the option is exercised, Mr. Waldron will have purchased voting control of the Company and will be able to control the business plans and direction of the Company.  Mr. Waldron is associated with Pinnacle Wind Energy, a company dedicated to the efficient development of wind power.  Should Mr. Waldron gain control of the Company, Company resources likely will be primarily dedicated to this goal.  Subject to approval of the Board of Directors, the agreement would also allow Mr. Hollinger to retain five patent applications not directly associated with wind energy generation and would grant the Company a right of first refusal to license any technologies associated with those patents.  In order to allow him to develop the patents, the agreement also anticipates that Mr. Hollinger would be released from his agreement not to compete with the Company.

   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDROGEN ENGINE CENTER, INC.
   (Registrant)

   By: /s/ Michael Schiltz
   -----------------------
   Name:  Michael Schiltz
   Title:  Acting President

Date:  March 24, 2009